                                  EX. 99-B.8.13
                          FUND PARTICIPATION AGREEMENT
                                     BETWEEN
                                 FUND AND ALIAC


         This Agreement, made and entered into as of the first day of July, 2000, by and between Aetna Life Insurance and Annuity Company (the "Company"), American Century Services Corporation ("Fund Agent"), and American Century Investment Services, Inc. (the "Distributor"), whereby one or more of the Funds shall be made available by Distributor from time to time (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended and issued by a registered investment company (collectively, the "Issuers") to serve as underlying investment media for Variable Annuity Contracts ("Contracts") to be issued by the Company.

1.       ESTABLISHMENT OF ACCOUNT.

                  The Company represents that it has established Variable
              Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut Insurance law that is either registered as an investment company under the Investment Company Act of 1940 (the "1940 Act"), or not required to be registered under the 1940 Act pursuant to applicable exclusions under the 1940 Act, to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

2.       PRICING INFORMATION; ORDERS; SETTLEMENT.

              (a) The Distributor will make Fund shares available to be purchased by the Company, and will accept redemption orders from the Company, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by the Company to be necessary to meet the requirements of those Contracts for which the Fund serve as underlying investment media.

              (b) The Distributor will provide to the Company closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange" is open (each such day a "Business Day"), and in no event later than 6:30 p.m. Eastern time on such Business Day. The

              Company will send via facsimile or electronic transmission to the Distributor or its specified agent orders to purchase and/or redeem Fund shares by 9:00 a.m. Eastern Time the following Business Day. Payment for net purchases will be wired by the Company to an account designated by the Distributor to coincide with the order for shares of the Fund.

              (c) The Distributor hereby appoints the Company as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants. Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of the Company) by the Company, acting as agent for the Distributor, prior to the close of the Exchange on any given Business Day will be executed by the Distributor at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Distributor receives written (or facsimile) notice of such order by 9:00 a.m. Eastern Time on the next following Business Day. Any orders received by the Company acting as agent on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Fund receives written (or facsimile) notice of such order by 9:00 a.m. Eastern Time within one day following the day of receipt of such order. All orders are subject to acceptance or rejection by Distributor or the Funds in the sole discretion of any of them.

              (d) Payments for net redemptions of shares of the Fund will be wired by the Fund to an account designated by the Company under normal conditions by 4:00 p.m. Eastern Time on the same Business Day the Company places an order to redeem Fund Shares provided, however, the Issuers reserve the right to settle redemption transactions within the time period set forth in the applicable Fund's then current prospectus. Payments for net purchases of the Fund will be wired by the Company to an account designated by the Fund by 4:00 p.m. Eastern Time on the same Business Day the Company places an order to purchase Fund shares. Payments shall be in federal funds transmitted by wire. On any Business Day when the Federal Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original date of trade will apply.

              (e) In lieu of the applicable provisions set forth in subparagraphs 3(a) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit A to this Agreement.

              (f) Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party.

              (g) The Company agrees to purchase and redeem the shares of the Funds named in this Agreement hereof offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.

              (h) The Fund or the Distributor shall indemnify and hold the Company harmless, from the effective date of this Agreement, against any amount the Company is required to pay to Contract owners or participants due to an incorrect calculation or reporting by the Fund or Distributor of a Fund's daily net asset value, dividend rate, or capital gains distribution rate that is deemed to be material under the pricing policy of the Fund's Board of Directors or which Distributor deems necessary to correct at the shareholder level. In addition, the Fund or the Distributor shall be liable to the Company for out of pocket costs incurred by the Company in making a Contract owner's or a Participant's account whole, if such costs or expenses are a result of the Fund's failure to provide correct net asset values, dividend or capital gains or financial information and if such information is not corrected by 4:00 p.m. East Coast time of the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. If a mistake is caused in supplying the information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner's or a participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

3.       EXPENSES.

              (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required. The Fund and Distributor shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund or Distributor, except as provided in
              Section 4 below as may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

              (b) Distributor shall provide the Company with copies of each Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuers' shareholders. In addition, Distributor shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuers' prospectuses as may be reasonably requested by the Company. If a plan provides for pass-through voting by its participants, or if the Company determines that pass-through voting is required by law, Distributor will provide the Company with a sufficient quantity of proxy materials for each participant under such plan or plans.

              (c) The cost of preparing, printing and bulk shipping to the Company's warehouse, or making available through electronic medium, of the prospectuses, periodic fund reports and other materials of the Issuers for the Company's use in marketing shares of the Funds to Contract owners or participants shall be paid by Distributor or its agents or affiliates; provided, however, that if at any time Distributor or its agent reasonably deems the usage by the Company or a Contract owner of such items for marketing purposes to be excessive, it may, prior to the delivery of any quantity of materials in excess of what it deemed reasonable, request that the Company or the Contract owner, as the case may be, demonstrate the reasonableness of such usage. If Distributor believes the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company or the Contract owner, as the case may be, agrees to make such payments, Distributor may refuse to supply such additional materials and Distributor shall be deemed in compliance with this
              Section 3 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Issuers under applicable law.

              (d) The cost of preparing, printing and distribution of prospectuses, periodic fund reports and other materials of the Issuers to the Contract owners or their participants shall be paid by either the Company, the Contract owner or the participants, and shall not be the responsibility of the Distributor or the Issuers. The cost of distribution of proxies to Contract owners or participants shall be paid by the Distributor.

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4.       COMPENSATION.

              (a) The Company shall be the sole shareholder of Fund shares purchased for the Variable Annuity Contracts pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuers from time to time.

              (b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner or participant as a shareholder. In consideration of the Administrative Services as specified on Exhibit B and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") as specified on Schedule B attached hereto on the average aggregate amount invested in the Accounts under the terms of this Agreement. Distributor will calculate the amount of the Payment to be made pursuant to this Section 4 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The parties acknowledge that the payments received by the Company under this Section 4 are for administrative and shareholder services only and to not constitute payment in any manner for investment advisory services or for costs of distribution.

              (c) In consideration of performance of the Distribution Services specified on Exhibit C by the Company, Distributor will pay to the Company or to an affiliate designated by the Company, a fee as specified on Schedule B attached hereto on the average aggregate amount invested by the Company in Advisor Class shares of the Funds under this Agreement. Distributor will calculate the amount of the payment to be made pursuant to this Section 4 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter.

              (d) The reimbursement set forth in Schedule B is conditional upon the addition of the Ultra Fund (Advisor Class) and Income & Growth Fund (Advisor class) in October 2000 to several plans and/or products offered by the Company (either under Variable Annuity Contracts pursuant to the terms of this Agreement, or to retirement plans pursuant to the terms of the Selling and Services Agreement between the Company, Aetna Investment Services, Inc. and Distributor dated as of July, 2000). In the event the Company fails to add the additional Funds, the fees, as set forth in Schedule C shall apply as of July 1, 2000.

              (e) For the purposes of computing the payment to the Company contemplated by this Section 4, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.


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

              (f) Such payment to the Company for the relevant months shall be wired to:

                                 Wachovia Bank Account Number 8732071464
                                 ABA #053100494
                                 Reference:  American Century Service/12b-1 fees

              (g) A statement showing the calculations of the amounts being paid for the relevant months and such other supporting data as may be reasonably requested by the Company and unless otherwise directed in writing by the Company shall be mailed to:

                                 Aetna Financial Services, Inc.
                                 Attn: Central Valuation Unit
                                 Conveyor TN41
                                 151 Farmington Ave.
                                 Hartford, CT 06156

5.       REPRESENTATIONS.

         The Company agrees that it and its agents shall not, without the written consent of the Fund or the Distributor, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or the Distributor.

6.       TERMINATION.

         This agreement shall terminate as to the sale and issuance of new
Contracts:

              (a) at the option of either the Company, the Distributor or the Fund, upon six (6) months advance written notice to the other parties or upon sixty (60) days' written notice pursuant to a vote of a majority of outstanding securities of the Funds;

              (b) at the option of the Company, upon one week advance written notice to the Distributor and the Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by the Company. Reasonable advance notice of election to terminate shall be furnished by Company;

              (c) at the option of either the Company, the Distributor or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, the Company, the Fund or the Distributor by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

              (d) upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable

              Contracts. The Company will give 60 days written notice to the Fund and the Distributor of any decision to replace the Fund's' shares;

              (e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

              (f) if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by the appropriate party should such situation occur.

              (g) By a vote of a majority of the independent directors of any Fund.

7.       CONTINUATION OF AGREEMENT.

         Termination as the result of any cause listed in Section 6 shall not affect the Distributor's obligation to furnish Fund shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

8.       ADVERTISING MATERIALS; FILED DOCUMENTS.

              (a) Advertising and sales literature with respect to the Fund prepared by the Company or its agents for use in marketing its Contracts will be submitted to the Distributor or its designee for review before such material is submitted to any regulatory body for review. Distributor shall advise the submitting party in writing within a reasonable time period after receipt of such material, generally not expected to be more than five (5) business days, of its approval or disapproval of such materials.

              (b) At the Distributor's request, the Company will provide to the Distributor at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

              (c) The Fund or the Distributor will provide to the Company, in electronic format, performance updates and portfolio updates for the Funds as soon as is reasonably practicable, assumed to be within 10 business days after the end of each calendar quarter under normal conditions.

9.       PROXY VOTING.

              (a) The Company shall provide pass-through voting privileges on Fund shares held by the separate accounts to all Contract owners.

              (b) The Company will distribute to Contract owners all proxy material furnished by the Distributor and will vote Fund shares in accordance with instructions received from such Contract owners. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

10.      INDEMNIFICATION.

              (a) The Company agrees to indemnify and hold harmless the Fund and the Distributor, and its directors, officers, employees, agents and each person, if any, who controls the Fund or its investment adviser within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment. The Company will reimburse any legal or other expenses reasonably incurred by the Funds and Distributor or any such director, officer, employee, agent, investment Distributor, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Distributor specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Fund or Distributor in the performance of its duties or the Funds' or Distributor's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable. This indemnity agreement will be in addition to any liability which Company may otherwise have.

              (b) The Funds and the Distributor agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. The Distributor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Fund or Distributor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Distributor by the Company specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Company in the performance of its duties or the Company's reckless disregard of obligations or duties under this Agreement or to the Funds or the Distributor, whichever is applicable. This indemnity will be in addition to any liability which the Funds or the Distributor may otherwise have.

              (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this
              Section 9. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

              (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

11.      ADDITIONAL COVENANTS AND AGREEMENTS.

         (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

         (b) Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

         (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Plan on any Business Day will be based upon instructions that it received from the Plan, the Participants, or a Plan's sponsor and/or authorized committee, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with Section 3(c) hereof. Further, upon reasonable request by Distributor, the Company will provide evidence reasonably satisfactory to the Fund's Board of Directors to demonstrate its compliance with Rule 22c-1 requirements and provide the requester with copies of its internal control report, if one is obtained.

         (d) The Company covenants and agrees that all Orders transmitted to the Issuers, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Plans. Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

         (e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other unaffiliated underlying investment options available to the Plans, subject to applicable Securities and Exchange Commission and National Association of Securities Dealers, Inc. rules.

         (f) The Company shall not, without the written consent of Distributor, make representations concerning the Issuers or the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by Distributor or the Issuers.

         (g) Use of Names. Except as otherwise expressly provided for in this Agreement or except in any materials that simply list the Funds' names, neither Distributor, nor any of its affiliates, nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuers or Distributor, or any variation of any such trademarks, trade names, service marks or logos, without the prior written consent of either the Issuers or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuers, as appropriate.

12.      MISCELLANEOUS.

              (a) AMENDMENT AND WAIVER. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

              (b) NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Company:

                           Aetna Life Insurance and Annuity Company
                           151 Farmington Avenue
                           Hartford, Connecticut  06156
                           Attention:  Julie E. Rockmore, Counsel

         To the Fund or Distributor:

                           American Century Investment Services, Inc.
                           4500 Main Street
                           Kansas City, MO 64111
                           Attn:  Janet Nash, Esq.
                           (816) 340-7480 (office number)
                           (816) 340-4964 (fax)

       Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

              (c) SUCCESSORS AND ASSIGNS. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may not be assigned except as permitted in Section 6(e), and will be terminated upon any assignment not meeting the requirements of
              Section 6(e).

              (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

              (e) SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

              (f) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof, including the Fund Participation Agreement dated as of May 6, 1994 by and between Aetna Life Insurance and Annuity Company, Investors Research Corporation (now American Century Investment Management, Inc.) and Twentieth Century Investors, Inc.(now American Century Mutual Funds, Inc.), and as amended as of December 30, 1998 (which amendment included American Century World Mutual Funds, Inc. as a party).

              (g) SURVIVAL. The provisions of Section 11(g) (Use of Names) and
              Section 10 (Indemnification) of this Agreement shall survive termination of this Agreement.

              (h) It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

              (i) The terms of this Agreement and the Schedules and Exhibits thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the date first written above.


                                      AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                      By:       /s/ Laurie M. Leblanc
                                                -----------------------
                                      Name:     Laurie M. Leblanc
                                                -----------------------
                                      Title:    Vice President
                                                -----------------------

                                      AMERICAN CENTURY INVESTMENT SERVICES, INC.

                                      By:      /s/ William M. Lyons
                                               ------------------------
                                      Name:    William M. Lyons
                                               ------------------------
                                      Title:   Executive Vice President
                                               ------------------------

                                      AMERICAN CENTURY SERVICES CORPORATION

                                      By:      /s/ William M. Lyons
                                               ------------------------
                                      Name:    William M. Lyons
                                               ------------------------
                                      Title:   Executive Vice President
                                               ------------------------

                                   SCHEDULE A


            (For any future separate accounts - See Section 1)

                                    EXHIBIT A


   PROCEDURES FOR PRICING AND ORDER/SETTLEMENT THROUGH NATIONAL SECURITIES CLEARING CORPORATION'S MUTUAL FUND PROFILE SYSTEM AND MUTUAL FUND SETTLEMENT,
                 ENTRY AND REGISTRATION VERIFICATION SYSTEM

1. As provided in Section 3(f) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a) American Century Services Corporation ("Fund Agent") will furnish to the Company or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund,
     (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (4) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to the Company or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and the Company or its affiliate.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by AISI or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to the Company's or its affiliate's compliance with the foregoing, the Company or its affiliate will be considered the agent of the Fund Agent and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) The Company or its affiliate will wire payment for net purchase orders by the Fund Agent's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Fund Agent does not send a confirmation of the Company's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day the Company or its affiliate or Fund Agent is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Fund Agent or to the Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. The Company or its affiliate, Fund Agent and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized, except that (i) we agree to conduct business on Networking Level 3 only; (ii) Section 12 of Article IV relating to governing law is hereby amended by deleting the second sentence of such section; and (iii) Section 13 of Article IV relating to arbitration of disputes is hereby deleted and shall be of no force and effect.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

                                    EXHIBIT B

                             ADMINISTRATIVE SERVICES


Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested by Contract owners or participants under the Variable Annuity Contracts, including, but not limited to, the following:

         1. Transmit purchase and redemption orders to the Funds pursuant to instructions received by Contract owners or participants, in accordance with procedures set forth in Section 2 to the Agreement.

         2. Distribute to the Contract owners or participants, as appropriate, copies of the Funds' prospectus, proxy material, periodic fund reports to shareholders and other materials that the Funds or the Company are required by law or otherwise to provide to Contract owners or participants under Variable Annuity Contracts that use the Funds as investment options.

         3. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for Contract owners or participants under the Variable Annuity Contracts.

                                    EXHIBIT C

                              DISTRIBUTION SERVICES


Pursuant to the Agreement to which this is attached, the Company or an affiliate shall perform distribution services for Advisor Class shares of the Funds, including, but not limited to, the following:

         1. Receive and answer correspondence from prospective Variable Annuity Contract owners or participants, including distributing prospectuses, statements of additional information, and shareholder reports.

         2. Provide facilities to answer questions from prospective investors about Fund shares.

         3. Provide other reasonable assistance in connection with the distribution of Fund shares.